Exhibit 99.14

FOURTH AMENDMENT

TO THE

HUNTINGTON INGALLS INDUSTRIES, INC.

NEWPORT NEWS OPERATIONS SAVINGS (401(K)) PLAN

FOR UNION ELIGIBLE EMPLOYEES

This amendment to the October 1, 2015 restatement of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (40l(k)) Plan for Union Eligible Employees (the “Plan”) is intended to give participants greater flexibility to manage their Plan account throughout retirement by providing a partial distribution option.

Effective as of July 1, 2019, the Plan is amended as follows:

I.    Section 7.0l(b) of the Plan is amended in its entirety to read as follows:

“(b)    Form of Distributions. Distributions are made in a single payment in cash, except as provided in (1) and (2).

(1)    ESOP. Interests in the Huntington Ingalls Industries Fund are distributed in accordance with the ESOP.

(2)    Partial Distributions. A Participant may instruct the Committee to distribute a portion of his or her Vested Account under this Article.”

II.    In all respects not amended, the Plan is hereby ratified and confirmed.

*        *        *         *        *        *

IN WITNESS WHEREOF, Huntington Ingalls Industries, Inc. has caused this amendment to be executed by its duly authorized representative on this 3rd day of June, 2019.

HUNTINGTON INGALLS INDUSTRIES, INC.

By
William Ermatinger
Executive Vice President and Chief Human Resources Officer